Exhibit 99.1

DELPHAX TECHNOLOGIES INC. REPORTS
PROFITABLE FOURTH QUARTER AND YEAR

MINNEAPOLIS, December 7, 2005 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported sales of $12.7 million for the fourth fiscal quarter ended September 30, 2005, an increase of 4 percent from $12.1 million for the same period a year ago. Fourth-quarter net income was $275,000, or $0.04 per share, compared with a net loss of $678,000, or $0.11 per share, for the fourth quarter of fiscal 2004.

For the fiscal year ended September 30, 2005, net sales were $51.6 million, compared with $53.6 million in fiscal 2004. Net income for fiscal 2005 was $306,000 or $0.05 per share, compared with a net loss of $389,000, or $0.06 per share, last year.

“We’re pleased to report our third consecutive profitable quarter and a return to full-year profitability,” said Jay Herman, chairman and chief executive officer. “We have succeeded in managing our business so as to maintain profitability as our market slowly recovers from the recessionary levels of recent years—and we believe we have done so without undermining R&D and marketing efforts essential to the introduction and further development of our high-speed CR Series presses.

“The improvement can be seen clearly in our operating income line. We had operating income of $1.6 million in fiscal 2005, an increase of 137 percent from $656,000 in fiscal 2004, despite a small decline in total revenues. Our fourth-quarter operating income showed a favorable year-to-year swing of nearly $1 million on just a 4 percent increase in revenues—improvement from an operating loss of $451,000 last year to operating income of $542,000 in the fourth quarter of fiscal 2005.

“We gained strength both financially and strategically during the year. Equipment sales for the year were somewhat below our 2004 total, but included several strategically important placements for the new CR Series presses, building their market credibility. This was especially true in France, where we have now sold several CR Series systems, the latest in the fourth quarter to the Journal Officiel, which is responsible for France’s government printing requirements.

Delphax Technologies Inc. will discuss its fourth quarter results in a conference call for investors and analysts today, Wednesday, December 7, 2005, at 3:30 p.m. Central Time. To participate in the conference call, please call 1-303-262-2139 shortly before 3:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-303-590-3000 and enter the pass code 11046875#. The replay will be available beginning at 5:30 p.m. December 7, 2005 and will remain active through December 21, 2005.

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About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

CONTACTS:
Jeff Mathiesen	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	952-920-4624
(952) 939-9000

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
	(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,

	2005	2004	2005	2004

Sales:
Maintenance, spares and supplies	$11,695	$11,531	$46,753	$47,932
Printing equipment	963	594	4,874	5,690

NET SALES	12,658	12,125	51,627	53,622
Cost of sales	5,459	5,638	23,161	23,744

GROSS PROFIT	7,199	6,487	28,466	29,878
Operating expenses:
Selling, general and administrative	5,484	5,657	22,464	24,252
Research and development	1,173	1,281	4,450	4,970

	6,657	6,938	26,914	29,222

OPERATING INCOME (LOSS)	542	(451)	1,552	656
Net interest expense	280	261	1,049	884
Foreign currency exchange loss	179	121	353	146

INCOME (LOSS) BEFORE INCOME TAXES	83	(833)	150	(374)
Income tax (benefit) expense	(192)	(155)	(156)	15

NET INCOME (LOSS)	$275	$(678)	$306	$(389)

Basic earnings (loss) per common share	$0.04	$(0.11)	$0.05	$(0.06)
Earnings (loss) per common share -
assuming dilution	0.04	(0.11)	0.05	(0.06)
Weighted average number of shares
outstanding during the period:
Basic	6,339	6,271	6,314	6,238
Diluted	6,355	6,271	6,359	6,238

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	Sepember 30,

	2005	2004

ASSETS

Cash and cash equivalents	$736	$1,314
Accounts receivable — net	6,615	7,897
Inventories	19,470	21,710
Other current assets	2,000	2,164
Total current assets	28,821	33,085
Fixed assets — net	1,454	2,368
Other non-current assets	125	39

Total Assets	$30,400	$35,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$7,072	$9,788
Current portion of debt	193	1,266
Total current liabilities	7,265	11,054
Long-term portion of debt	5,989	7,738
Other long-term liabilities	74	179
Total liabilities	13,328	18,971
Shareholders’ equity	17,072	16,521

Total Liabilities and Shareholders’ Equity	$30,400	$35,492

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Year Ended
	September 30,

	2005	2004

OPERATING ACTIVITIES

Net income (loss)	$306	$(389)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization	1,095	1,351
Non-cash interest on 7% convertible subordinated notes	559	408
Loss on disposal of equipment and fixtures	—	137
Other	76	75
Changes in operating assets and liabilities:
Accounts receivable - net	1,252	3,357
Inventory	2,223	(3,626)
Other assets - net	138	(1,061)
Notes receivable from customers	87	711
Accounts payable and accrued expenses	(2,725)	2,131
Deferred revenue	(160)	(655)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,851	2,439
INVESTING ACTIVITIES

Purchase of equipment and fixtures	(180)	(391)
Proceeds from sale of short-term investments	-	45

NET CASH USED IN INVESTING ACTIVITIES	(180)	(346)
FINANCING ACTIVITIES

Issuance of 7% convertible subordinated notes	-	3,000
Issuance of common stock:
For interest paid on 7% convertible subordinated notes	238	125
On exercise of stock options	6	76
Repayment on bank credit facilities, net	(3,398)	(6,913)
Borrowing on capital lease obligation	-	262
Principal payments on capital lease obligations	(98)	(61)

NET CASH USED IN FINANCING ACTIVITIES	(3,252)	(3,511)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3	62

DECREASE IN CASH AND CASH EQUIVALENTS	(578)	(1,356)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,314	2,670

CASH AND CASH EQUIVALENTS, END OF PERIOD	$736	$1,314

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